Exhibit 99.1

BIO-key® Reports First Quarter 2010 Financial Results

81% Growth in First Quarter Revenues

Wall, NJ, May 13, 2010 — BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in  finger-based biometric identification solutions, today reported financial results for the first quarter ended March 31, 2010.  For clarity and consistency, the data presented in this release includes only the results of the Company’s fingerprint-based Biometrics Division for such period.  The Company completed the sale of its Law Enforcement Division on December 8, 2009.

2010 First Quarter Consolidated Results

Total revenue for the three months ended March 31, 2010 was $976,175 representing an increase of 81% from the $538,194 reported for the quarter ended March 31, 2009.

BIO-key’s gross margin for the first quarter of 2010 was 89.0% compared to 75 % for the same period in 2009.  Operating expenses for the first quarter of 2010 were reduced by 13% to $984,809 compared to expenses of $1,128,729 in the quarter ended March 31, 2009.  First quarter 2010 operating loss was $118,734, significantly improved from an operating loss of $727,614 in the first quarter of 2009. Accounting for income from derivative and warrant fair value adjustments and income from discontinued operations, BIO-key’s net income for the first quarter of 2010 was $1,000,558 compared to net income of $222,049 for the first quarter of 2009

“We are very pleased with our first quarter financial results,” said Michael DePasquale, BIO-key’s Chief Executive Officer. “Top line revenue growth increased 81% from the same period in 2009 gross margin improved by 14 percentage points and expenses declined 13%.  Our Biometrics business is doing well and we are positioned to continue executing our plan for solid growth and profitability in 2010.”

DePasquale went on to say, “Our sales and margins continued to improve on a year-over-year basis, and sequentially.  With stable and high margins and a relatively fixed overhead structure, the key for our company will be top-line growth.  With the many projects underway, our goal is to post sequential improvements in sales, and over time, generate higher returns for our shareholders.”

Liquidity and Capital Resources

Consolidated cash, cash equivalents and accounts receivables totaled over $1.8 million on March 31, 2010. The total included $482,523 in cash due BIO-key from a contract delivered under our arrangement with Interact Public Safety Systems and recorded as discontinued operations.

Highlights for the first quarter included the following:

•                  Contract award in excess of  $530,000 from the Oklahoma Blood Institute, the 11th largest non-profit regional blood center in America for the deployment of our WEB-key software for donor identification

•                  Purchase orders totaling over $490,000 from McKesson for their continued deployment of our identification technology in their AccuDose® product line

•                  Purchase orders for continued expansion of biometric ID deployments with commercial partners ChoicePoint /Nexis Lexis, AT&T, Educational Biometric Technology, Identimetrics and NextGenID

•                  An order from partner Evidian for the deployment of our technology at another major Pharmaceutical Company as part of their Enterprise Single Sign—On Solution

•                  A  purchase order for additional software licenses from ACT, the not-for-profit organization that provides a broad array of assessment, research, information, and program management solutions

•                  NIST test results of our most recent algorithm submission report an improvement of 23% in overall accuracy. In the DHS2 dataset, the most challenging of the four datasets used in this testing, BIO-key ranked as one of the top three providers worldwide.

•                  Launch of TruDonor ID™, the first SaaS (Software as a Service) biometric ID solution. This fully hosted identity solution is tailored to address the needs of the blood collection industry.

Conference Call Details

BIO-key has scheduled a call for Thursday May 13th at 10:00 a.m. Eastern Time to discuss 2010 first quarter results.  To access the conference call live, dial 800-860-2442 and ask for the BIO-key call at least 10 minutes prior to the start time.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com. A telephonic replay of the conference call will be available through May 30, 2010 and may be accessed by dialing 412-317-0088 and using the pass code 430413#. A streaming audio replay of the webcast will be available shortly after the call on the Company’s website (www.bio-key.com) for a period of thirty days.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, and our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

© Copyright 2010 by BIO-key International, Inc.